Exhibit 10.1

RYDER SYSTEM, INC.
CONSULTING AGREEMENT
THIS CONSULTING SERVICES AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of December 13, 2012 by and between Ryder System, Inc., a Florida corporation (the “Company”), and Gregory T. Swienton (“Consultant”).
BACKGROUND
WHEREAS, Consultant served the Company for approximately 13 years primarily as the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”);
WHEREAS, Consultant has expressed his intention to retire from his position as the Company’s Chief Executive Officer effective January 1, 2013 and has agreed to assume the role of Executive Chairman from that date until May 3, 2013 (“Employment Termination Date”) at which time he will retire from the Company and the Board;
WHEREAS, in order to assure and retain the availability of Consultant’s experience and expertise pertaining to the Company and its product offerings, the industries in which it operates and the contacts and business relationships which Consultant established prior to his retirement, and to ensure that following his retirement, Consultant will not engage in certain activities that are in competition with the Company, the Company desires to engage Consultant in a post-retirement consulting relationship as more fully described in this Agreement; and
WHEREAS, Consultant desires to accept such engagement and perform such Services for the Company, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:
1.Term. The term of this Agreement shall begin on May 4, 2013 and shall continue until April 30, 2015, unless terminated earlier pursuant to Section 7 below (the “Term”).
2.    Services to be Provided. During the Term of this Agreement, Consultant shall provide services in an advisory capacity to both management and the Board of Directors with respect to the strategy, management and operations of the Company and its affiliates (the “Services”). Consultant will provide such Services as may be requested by the then current Chief Executive Officer of the Company (the “CEO”) or such person(s) as the CEO shall designate. Consultant shall perform the Services at the Company’s corporate offices or his home office, and will travel as needed to perform the Services.

The Services under this Agreement shall not prevent Consultant from providing services to other entities, consistent with the covenants set forth in Section 8 of this Agreement.
3.    Compensation; No Benefits.
(a)    Consulting Fee. As compensation for Consultant’s performance of the Services under this Agreement during the Term, the Company shall pay Consultant a monthly fee of (i) $75,000 for each of the twelve months between May 4, 2013 and April 2014 and (ii) $50,000 for each of the twelve months between May 2014 and April 2015], which, in each case, shall be paid to Consultant within fifteen days following each completed month of service.
(b)    Expenses. The Company shall reimburse Consultant for all reasonable business expenses incurred by Consultant in connection with the performance of the Services in accordance with the Company’s expense reimbursement policies in effect from time to time.
(c)    No Benefits. Consultant acknowledges that, for purposes of this Agreement and any and all Services to be provided during the Term of this Agreement, he shall not be an employee of Company and, subject to the provisions of Section 3(d), will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans (the “Company Benefit Plans”). If for any reason Consultant’s status is re-characterized by a third party to constitute employee status, Consultant shall not be eligible to participate in or receive any benefit or right as a Company employee under any Company Benefit Plan.
(d)    Post Retirement Benefits. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 3 shall affect the Company’s post-retirement obligations to Consultant under any Company Benefit Plan as of the Employment Termination Date, which the parties acknowledge are all set forth on Exhibit A hereto.
4.    Independent Contractor; Performance. For purposes of this Agreement and all Services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party. Consultant shall perform all Services in a professional manner, consistent with industry standards and the Company’s goals and Principles of Business Conduct or any analogous code of ethics or similar policy.
5.    Tax Obligations. Consultant shall be responsible for all income taxes, employment taxes and workers’ compensation insurance associated with the compensation received under this Agreement and agrees that the Company will not withhold or pay any of the foregoing in connection with Consultant’s Services to the Company.
6.    Inventions and Improvements. Consultant acknowledges that all ideas, discoveries, inventions and improvements which are made, conceived or reduced to practice by Consultant and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by Consultant during his engagement with the Company, whether as an employee or independent contractor, are the sole and absolute property of the Company, and Consultant shall promptly disclose and hereby irrevocably assigns all his right, title and interest in and to all such ideas, discoveries, inventions, improvements and knowledge to the Company for its sole use and benefit, without additional compensation, and shall communicate to the Company, without cost or delay, and without publishing the same, all available information relating thereto. Consultant also hereby waives all claims to moral rights in any such ideas, discoveries, inventions, improvements and knowledge. Consultant shall, upon request of the Company, and without further compensation by the Company but at the expense of the Company, at any time during or after the termination of Services hereunder, sign all instruments and documents requested by the Company and otherwise cooperate with the Company and take any actions which are or may be necessary in furtherance of the foregoing.
7.    Termination.
(a)    Termination. Notwithstanding the provisions of Section 1, the Company may terminate this Agreement and Consultant’s Services hereunder at any time for Cause (as defined below). Consultant may terminate this Agreement and Consultant’s Services at any time by providing 180 days prior written notice to the Company. In the event of any termination of this Agreement and Consultant’s Services hereunder by Consultant for any reason or by the Company for Cause, the Company shall be responsible for any compensation owed to Consultant under Section 3 for any Services rendered prior to the effective date of such termination. Within five days after any termination of this Agreement, Consultant shall deliver to the Company all Company property, as described in Section 7(b) below. For purposes of this Agreement, “Cause” shall mean: (i) fraud, misappropriation or embezzlement by Consultant against the Company or any of its subsidiaries and/or affiliates; (ii) conviction of or plea of guilty or nolo contendere to a felony; (iii) conviction of or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or dishonesty; (iv) material breach by Consultant of the provisions of Section 8 of this Agreement (Restrictive Covenants); (v) willful failure to perform the Services; (vi) engaging in conduct that would be expected to materially harm the Company’s business or reputation; (vii) Consultant’s refusal to assume the duties of Chief Executive Officer if requested pursuant to Section 7(c) below; and (viii) any other activity which would constitute grounds for termination for cause by the Company or its subsidiaries or affiliates, including but not limited to material violations of the Company’s Principles of Business Conduct or any analogous code of ethics or similar policy. In addition to the foregoing, the Company shall have the right, at any time, to terminate this Agreement and Consultant’s Services hereunder without Cause, provided, that in such event the Company shall be responsible for (i) any compensation owed to Consultant under Section 3 for any Services rendered prior to the effective date of such Termination and (ii) the monthly fee set forth in Section 3(a) hereof for all months remaining in the Term commencing in the month following the month in which such termination occurs to be paid monthly as set forth in Section 3(a).
(b)    Return of Company Property. Upon termination of the Term for any reason, Consultant agrees to promptly return all Company property that has come into his possession or control, including, without limitation, computer equipment (including, without limitation, computer hardware, laptop and other computers, software and printers, wireless handheld devices, cellular telephones, pagers, etc.), client and customer information, client and customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges, keys, all ideas, discoveries, inventions and improvements which are made, conceived or reduced to practice by Consultant and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by Consultant during his engagement with the Company, whether as an employee or independent contractor, and any other materials of any kind which contain or embody, in whole or in part, any proprietary or confidential material of the Company (and all reproductions thereof), except that Company property shall not include items, if any, listed in a written document signed by Consultant and the Company at or before the time of Consultant’s termination of Services as items to be retained by Consultant. Consultant further agrees that he will leave intact all electronic Company documents, including those which Consultant developed or helped develop during his employment, and that he will promptly cancel all accounts for his benefit, if any, in the Company’s name including, without limitation, credit cards, telephone charge cards, cellular telephone accounts, pager accounts, and computer accounts.
(c)    Transitional Responsibilities. Consultant agrees that throughout the Term, he shall facilitate the transition to the Company’s new Chief Executive Officer and, if requested by the Company’s Board, shall reassume the duties as interim Chief Executive Officer of the Company (as either an employee or consultant, to be determined by the Company) until such time as a successor is named by the Board in the unlikely event such services are required due to the incapacity of the Company’s then current Chief Executive Officer or for any other reason, provided that, if the Board requests Consultant to reassume the duties as Chief Executive Officer after May 4, 2014, Consultant shall only be required to reassume the duties of Chief Executive Officer for a period of sixty (60) days following his agreement to reassume the role. Consultant’s compensation for serving in such capacity shall be at a rate equal to the same annualized total compensation as in effect at the Employment Termination Date.
8.    Restrictive Covenants. In addition to the Consultant’s obligations under Section 10 of the Severance Agreement following the Employment Termination Date,

Consultant shall be bound by the following restrictive covenants as consideration for the Company entering into this Agreement:
(a)        Covenant of Confidentiality.
(i)    All documents, records, techniques, business secrets and other information of the Company, its subsidiaries and affiliates which have or will come into Consultant’s possession from time to time during the Consultant’s affiliation with the Company and/or any of its subsidiaries or affiliates, whether as an employee or independent contractor, and which the Company treats as confidential and proprietary to the Company and/or any of its subsidiaries or affiliates shall be deemed as such by Consultant and shall be the sole and exclusive property of the Company, its subsidiaries and affiliates. Consultant agrees that he will keep confidential and not use or divulge to any other individual or entity any of the Company’s or its subsidiaries’ or affiliates’ confidential information and business secrets, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public. Additionally, Consultant agrees that upon his termination of the Services and this Agreement, irrespective of the reason for such termination, he shall promptly return to the Company all confidential and proprietary information of the Company and/or its subsidiaries or affiliates that is in his possession.
(ii)    Consultant agrees that the terms and provisions of this Agreement, as well as any and all incidents leading to or resulting from this Agreement, are confidential and may not be discussed with anyone other than his spouse, domestic partner, attorney or tax advisor without the prior written consent of the Board, except as required by law. In the event that Consultant is subpoenaed, or asked to provide confidential information or to testify as a witness or to produce documents in any existing or potential legal or administrative or other proceeding or investigation, formal or informal, related to the Company, to the extent permitted by applicable law, Consultant will promptly notify the Company of such subpoena or request and will, if requested, meet with the Company for a reasonable period of time prior to any such appearance or production.
(b)    Covenant against Competition. During the Restricted Period (as defined below), Consultant shall not, without the prior written consent of the Board, directly or indirectly, engage or become a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its subsidiaries or affiliates which is engaged or proposes to engage or hereafter engages in a business competitive directly or indirectly with the business conducted by the Company or any of its subsidiaries or affiliates in any geographic area in which the Company or any of its subsidiaries or affiliates is or was engaged in or actively planning to engage in business as of the last day of the Term or during the previous 12-month period; provided, however, that Consultant is not prohibited from owning 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange. As used herein, the term “Restricted Period” shall mean the period from May 4, 2013 through April 30, 2016 irrespective of whether Consultant’s Services or this Agreement is terminated for any reason or for no reason prior to the expiration of the Term.
(c)    Covenant of Non-Solicitation. During the Consultant’s engagement with the Company or any subsidiary or affiliate, and thereafter for the Restricted Period, Consultant shall not, directly or indirectly, in any manner or capacity whatsoever, either on Consultant’s own account or for any person, firm or company:
(i)    take away, interfere with relations with, divert or attempt to divert from the Company any business with any customer or account: (x) that was a customer or account on the last day of the Term and/or has been solicited or serviced by the Company within one year prior to the last day of the Term; and (y) with which Consultant had any contact or association, or that was under the supervision of Consultant, or the identity of which was learned by Consultant, as a result of Consultant’s engagement, whether as an employee or independent contractor, with the Company, or
(ii)    solicit, interfere with or induce, or attempt to induce, any employee or independent contractor of the Company or any of its subsidiaries or affiliates to leave his or her employment or service with the Company or to breach his or her employment agreement or other agreement, if any.
(d)    Covenant of Non-Disparagement and Cooperation. Consultant agrees not to make any remarks disparaging the conduct or character of the Company or any of its subsidiaries or affiliates, their current or former agents, employees, officers, directors, successors or assigns, except as may be necessary in the performance of his duties or as is otherwise required by law. Consultant agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Company shall reimburse Consultant for travel expenses approved by the Company or its subsidiaries or affiliates incurred in providing such assistance. Consultant shall notify the Company if Consultant is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. Nothing in this provision is intended to or should be construed to prevent Consultant from providing truthful information to any person or entity as required by law or his fiduciary obligations.
(e)    Specific Remedy. Consultant acknowledges and agrees that if Consultant commits a material breach of the Covenant of Confidentiality or, if applicable, the Covenant Against Competition, the Covenant of Non-Solicitation, or the Covenant of Non-Disparagement and Cooperation, the Company shall have the right to have the covenant specifically enforced through an injunction or otherwise, without any obligation that the Company post a bond or prove actual damages, by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to the Company, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement, and that money damages will not provide an adequate remedy to the Company. Consultant further acknowledges and agrees that the Covenant of Confidentiality, the Covenant Against Competition, the Covenant of Non-Solicitation, and the Covenant of Non-Disparagement and Cooperation contained in this Agreement are intended to protect the Company’s business interests and goodwill, are fair, do not unreasonably restrict his future employment and business opportunities, and are commensurate with the arrangements set out in this Agreement and with the other terms and conditions of the Consultant’s engagement. In addition, in executing this Agreement, Consultant makes an election to receive compensation pursuant to Section 3 and is subject to the covenants above, therefore, Consultant shall have no right to return any compensation already paid or to refuse to accept any amounts that are payable in the future in lieu of his specific performance of his obligations under the covenants above.
(f)    Survival of Provisions. The obligations contained in this Section 8 shall survive the termination or expiration of the Term for any reason or no reason and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 8 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of the State of Florida, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of the State of Florida.
9.    No Conflicting Agreements; Non-Exclusive Engagement.
(a)    No Conflicting Agreements. Consultant represents that Consultant is not a party to any existing agreement that would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement. Subject to the foregoing, Consultant may from time to time act as a consultant to, perform professional services for, or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Company, provided that such services and agreements do not conflict with Consultants obligations under Section 8.
(b)    Non-Exclusive Engagement. The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.
10.    Entire Agreement, Amendment and Assignment. This Agreement is the sole agreement between Consultant and the Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect to the Services, whether oral or written, including, without limitation, under the

Amended and Restated Severance Agreement between Consultant and the Company dated December 19, 2008, which the parties agree shall be terminated as of May 4, 2014. For the avoidance of doubt, this Agreement has no effect on Consultant’s covenants under the Severance Agreement. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and the Company. No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.
11.    Choice of Law, Jurisdiction, Jury Trial Waiver. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. The parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Florida (or, if appropriate, a federal court located within the State of Florida), in either case located in Miami, Florida, and the parties consent to the jurisdiction of such court. The parties hereto accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The Company and Consultant each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
12.    Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:

Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178-1103
Attention: General Counsel

If to Consultant, to the most recent address on file with the Company or to such other names or addresses as the Company or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

13.    Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.
14.    Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
15.    Social Security Number. Consultant certifies that he has provided the Company with his true and correct Social Security Number. Consultant acknowledges that Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 (or any successor form) under the Internal Revenue Code of 1986, as amended (the “Code”).
16.    Section 409A. The Company and Consultant agree that it is reasonably anticipated that Consultant’s Services hereunder will require Consultant to render Services each month at a level that will not exceed 20% of the average level of Consultant’s services as an employee of the Company over the preceding 36-month period. The parties acknowledge that, for purposes of Section 409A of the Code, Consultant will have undergone a “separation from service,” within the meaning of Section 409A of the Code, from the Company upon the date of Consultant’s termination of employment with the Company on May 3, 2013.
17.        IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.
RYDER SYSTEM, INC.

By: /s/ Robert D. Fatovic
Name: Robert D. Fatovic
Title:     Executive Vice President,
Chief Legal Officer and
Corporate Secretary

CONSULTANT

/s/ Gregory T. Swienton
Gregory T. Swienton

EXHIBIT A

Benefits Upon Retirement

1.	Pension Benefits

2.	401(k)

3.	Benefit Restoration Plan (BRP)

4.	2013 Bonus Award

a.	Pro-rata annual bonus through May 3, 2013 (payable in February 2014 based on actual company performance)

5.	Long-Term Incentive Awards

a.	Pre 2012 Awards

i.	Stock Options

ii.	Performance-Based Restricted Stock

iii.	Performance Based Restricted Cash

iv.	Time-Based Restricted Stock

b.	2012 Awards

i.	Stock Options

ii.	Performance-Based Restricted Stock

iii.	Performance-Based Restricted Cash

6.	Medical (COBRA)

a.	Consultant shall be entitled to COBRA benefits through November 2014.

7.	Executive Life Insurance Program (conversion privilege)

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